DATED September 26, 2012
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, FLOATING RATE NOTES DUE 2014 (REOPENING)

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, Floating Rate Notes Due 2014
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	September 26, 2012
Settlement Date:	October 1, 2012
Maturity Date:	August 27, 2014
Principal Amount:
$80,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $300,000,000 aggregate principal amount of Medium-Term Notes, Series G, Floating Rate Notes Due 2014 issued by us on August 27, 2012 and the $120,000,000 aggregate principal amount of Medium-Term Notes, Series G Floating Rate Notes Due 2014 to be issued by us on October 1, 2012. The notes offered hereby will have the same CUSIP number as the previously issued and the to be issued on October 1, 2012 Medium-Term Notes, Series G, Floating Rate Notes Due 2014 and will trade interchangeably with such Medium-Term Notes, Series G, Floating Rate Notes Due 2014 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series G, Floating Rate Notes Due 2014 will be $500,000,000.

Price to Public (Issue Price):	100.118%, plus accrued interest
Dealers’ Commission:	0.10% (10 basis points) of the principal amount
Accrued Interest:	$44,866.11
All-in-price:	100.018%, plus accrued interest
Net Proceeds to Issuer:	$80,014,400, plus accrued interest
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+15 basis points (0.15%)
Index Maturity:	Three Months
Interest Rate Calculation:	USD LIBOR determined on Interest Determination Date plus the Spread
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to August 27, 2012 plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 27th day of February, May, August, and November of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 27th of February, May, August and November of each year, commencing November 27, 2012 and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Manager & Bookrunner:	Barclays Capital Inc. (100.0%)

Billing and Delivery Agent:	Barclays Capital Inc.
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L5G2
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847.